mobiclear Announces Key Strategic Business Partnership With Transpacific Broadband Group International

- Strategic Investment in mobiclear –

MANILA, Philippines and LAGUNA HILLS, Calif., Feb. 17 /PRNewswire-FirstCall/ -- mobiclear, Inc. (OTC Bulletin Board: MOBI; Frankfurt: B3CA), (http://www.mobiclear.com/), owner of the unique, patent pending, Personal Identification Verification On-Time (PIVOT) solutions system to significantly decrease worldwide credit and debit card fraud, and other state-of-the-art computer security products, said today that it has strengthened its strategic business cooperation agreement with the Transpacific Broadband Group International, Inc. (TBGI: Philippine Stock Exchange) (www.tbgi.net.ph).

Transpacific, a subsidiary of the ATN Holdings, Inc. (ATN: Philippine Stock Exchange), has agreed to provide collocation and technical services, valued at $48,000, in exchange for 9,600,000 common shares of mobiclear. The companies have also agreed to jointly explore various sectors of e-commerce and communications for mutual business interests.

mobiclear will relocate its offices and PIVOT data center to Transpacific’s corporate headquarters, the Philippine Economic Zoned 48 storey Summit One Tower in Mandaluyong City, Metro Manila.

“With Transpacific now becoming a significant shareholder our strengthened alliance will provide mobiclear with excellent broadband connectivity as well as local and international telecommunications through Transpacific’s association with worldwide telephone companies,” said Stephen P. Cutler, mobiclear CEO. “This move both permits mobiclear to deliver its PIVOT services in a more dynamic manner and also positions us to move forward with other business opportunities with Transpacific.”

Arsenio Ng, CEO, Transpacific, said that “we believe in mobiclear’s business model and technologies and we are pleased to make an investment in them. We are confident that Transpacific and mobiclear can build synergies together to increase payment and e-commerce security in the business world.”

“mobiclear brings to Transpacific technologies that will enhance the value of our service to the Philippine community of users,” Mr. Ng said. “This development is significant given that, as announced last November, a member of the Saudi Royal Family has signified his intent to invest in Transpacific.”

Mr. Ng also said that Simoun Ung, a senior executive with extensive background in the payment card industry, especially in overseas remittance and as a third-party processor, serves on the Board of Directors of both Transpacific and mobiclear.

About Transpacific Broadband Group International, Inc.: Transpacific, an affiliate of ATN Holdings, Inc., holds a 25-year Congressional Telecom Franchise for commercial telecommunications and television broadcasting operations. It is working to become the largest network for education, health care and development projects both in the Philippines and other developing countries in Asia. It owns and operates listed company a satellite earth station which allows it to offer data services and network outreach to schools and broadcasting stations. Its facilities house 20 studios for media and postproduction services. It presently serves the e-Education sector by providing Internet connectivity and computer laboratories benefiting a million students presently and upwards of 10 million students within the next five years. In addition, the broadcast firm provides real time nationwide satellite based video/data feeds with ad insertions, broadband point-to-point delivery, multimedia services, video conferencing, newswire and remote data center co-location and management.

About mobiclear: mobiclear, Inc. (OTC BB: MOBI; Frankfurt: B3CA), (http://www.mobiclear.com), headquartered in Manila, Philippines, offers a range of solutions to credit card and debit card fraud based on its patent-pending Personal Identification Verification On-Time system. It also offers products to ensure against fraud in all electronic transactions, including telephone and Internet transactions.

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions. Actual results may differ materially from the forward-looking statements in this press release. Additional risks and uncertainties are identified and described in the Company’s SEC reports. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT: mobiclear, Inc.

Paul Knopick

E & E Communications

(949) 707-5365

investorrelations@mobiclear.com

pknopick@eandecommunications.com